Exhibit 99.1

Company Contact:

Kevin Kaastra

Fremont Michigan InsuraCorp, Inc.

231-924-0300

Fremont Michigan InsuraCorp Announces New $7 Million Business Loan Agreement

FREMONT, Mich., Dec. 6, 2010 — Fremont Michigan InsuraCorp, Inc. (OTC BB: FMMH), the holding company for Fremont Insurance Company, a Michigan-exclusive property and casualty insurance carrier, today announced the closing of a new $7 million unsecured line of credit with The Huntington National Bank.

“We are pleased with the new level of flexibility this credit agreement affords Fremont,” said Richard E. Dunning, President and Chief Executive Officer. “Although we do not see an immediate need to access the credit line, it provides an avenue for pursuing future growth initiatives or acquisitions, should the opportunity arise. Over the past year, we have received approvals to expand into our neighboring states of Wisconsin and Indiana and are constantly looking for ways to improve our products and operations. Our ability to access this new credit line will support these efforts and follows the recent affirmation of our A- rating from A.M. Best. These two developments validate the efforts of the Fremont team to remain financially strong and fiscally responsible during a year characterized by ongoing economic challenges in the insurance industry and in our markets across Michigan.”

Borrowings under the agreement will bear an interest rate of LIBOR plus 2.5 percent. The agreement expires one year from signing and provides for annual renewals thereafter. Fremont will file a copy of the business loan agreement as an exhibit to a Form 8-K with the SEC, which will be available on the SEC’s website at www.sec.gov.

About Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc. is the holding company for Fremont Insurance Company. Headquartered in Fremont, Michigan, the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan. Fremont Michigan InsuraCorp’s common stock trades under the symbol “FMMH.”

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc. For a list of factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, including “Item 1A. Risk Factors,” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on the Company will be those anticipated by management.

###